Exhibit 99.2

Nephros Appoints James S. Scibetta as Chairman of Board of Directors

NEW YORK, NY- September 17, 2008 - Nephros, Inc. (AMEX:NEP - News), a medical device company focused on developing advanced filtration products for ESRD therapy and water purification, announced today that Mr. James S. Scibetta was appointed to serve as Chairman of its Board of Directors. Mr. Scibetta is a highly respected healthcare industry executive with more than 20 years of experience in investment banking and corporate management.

“We are pleased to have such an experienced healthcare industry executive as Chairman of our Board of Directors,” said Eric Rose, who has stepped down as Lead Director of Nephros in connection with Mr. Scibetta’s election as Chairman, but will remain on the Board of Directors. “Jim possesses substantial industry knowledge as well as corporate governance and management experience. As we drive our development and marketing programs forward, Jim's experience and proven track record in corporate strategy will be a valuable asset to the Company's Board and to its newly appointed CEO.”

Mr. Scibetta is currently the Chief Financial Officer of Pacira Pharmaceuticals, Inc, an acute care specialty pharmaceutical company with a primary focus on developing products which satisfy the needs of customers in the institutional marketplace. He is also a Director and Audit Committee Chairman of Labopharm, Inc. (NasdaqGM:DDSS), an international specialty pharmaceutical company focused on improving existing drugs by incorporating its proprietary, advanced controlled-release technologies. Previously, Mr. Scibetta was a consultant to Genzyme Corporation (NasdaqGS:GENZ) following his instrumental role as CFO of Bioenvision Inc. in its 2007 sale to Genzyme for $345 million. Prior to his tenure at Bioenvision Mr. Scibetta was EVP and CFO of Merrimack Pharmaceuticals, Inc. where he aided the company in raising over $140 million of equity and debt capital. Prior to his life science company executive tenures, Jim held senior investment banking positions at PaineWebber and Shattuck Hammond Partners where he was responsible for sourcing and executing capital raising, strategic advisory and mergers & acquisitions transactions for a broad base of public and private technology-based healthcare companies encompassing businesses of biotechnology, pharmacy benefits management, CRO, health and wellness benefits management, disease management, evidenced-based medicine and others.

“I am honored to serve as Chairman of Nephros's Board of Directors,” said Mr. Scibetta. “I look forward to working actively with the entire Nephros management team as they move the Company's products forward and advance the Company's strategic business objectives.”

Mr. Scibetta holds a B.S. in Physics from Wake Forest University and an M.B.A. in Finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program.

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system is designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company's patented dual stage cold sterilization Ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The DSU proprietary design provides dual-stage filtration which reduces the risk of filtration failure. With an initial focus on health care, the DSU is in a pilot-use program at a major U.S. medical center and has been selected for further development by the U.S. Marine Corps.

Exhibit 99.2

For more information on Nephros please visit the Company's website, www.nephros.com.

Forward-Looking Statements

This news release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements regarding the efficacy and intended use of the Company's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) Nephros may not be able to obtain funding if and when needed or on terms favorable to it in order to continue operations or fund its clinical trials; (ii) Nephros may not be able to continue as a going concern; (iii) Nephros may not be able to liquidate its short-term investments when needed to fund its operations; (iv) Nephros may be unable to maintain compliance with the American Stock Exchange's continued listing standards; (v) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (vi) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vii) Nephros may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; (viii) HDF therapy may not be accepted in the United States and/or Nephros' technology and products may not be accepted in current or future target markets, which could lead to failure to achieve market penetration of Nephros' products; (ix) Nephros may not be able to sell its ESRD therapy or water filtration products at competitive prices or profitably; (x) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; and (xi) Nephros may not be able to achieve sales growth in Europe or expand into other key geographic markets. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros' Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007 and Nephros’ Quarterly Report on Form 10-Q filed with the SEC for the period ended June 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Eileen Sukumaran
212 781 5113
Eileen@nephros.com